Exhibit d(34)
INVESTMENT SUBADVISORY AGREEMENT
     INVESTMENT SUBADVISORY AGREEMENT, dated as of June 19, 2007 (“Agreement”) by and between Diversified Investment Advisors, Inc., a Delaware corporation (“Diversified”) and OFI Institutional Asset Management, Inc., a New York corporation (“Subadvisor”).
WITNESSETH:
     WHEREAS, Diversified has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has been retained to provide investment advisory services to the Small-Cap Value Portfolio (“Portfolio”), a series of Diversified Investors Portfolios, a diversified open-end management investment company registered under the Investment Company Act of 1940 (“1940 Act”);
     WHEREAS, Diversified desires to retain the Subadvisor to furnish it with portfolio investment advisory services in connection with Diversified’s investment advisory activities on behalf of the Portfolio, and the Subadvisor is willing to furnish such services to Diversified;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:
     1. Duties of the Subadvisor. In accordance with and subject to the Investment Advisory Agreement between the Portfolio and Diversified, attached hereto as Schedule A (the “Advisory Agreement”), Diversified hereby appoints the Subadvisor to perform the portfolio investment advisory services described herein for the investment and reinvestment of such amount of the Portfolio’s assets as is determined from time to time by the Portfolio’s Board of Trustees and communicated to the Subadvisor in writing (“Assets”), subject to the control and direction of Diversified and the Diversified Investors Portfolios’ Board of Trustees, for the period and on the terms hereinafter set forth. Subadvisor’s responsibility for providing investment advice to the Portfolio is limited to that discrete portion of the Portfolio represented by the Assets and Subadvisor is prohibited from directly or indirectly consulting with any other subadviser for a portion of the Portfolio’s assets concerning Portfolio transactions in securities or other assets.

     The Subadvisor shall provide Diversified with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Assets. The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the Assets of the Portfolio shall be held uninvested, subject always to the provisions of the 1940 Act and to the Portfolio’s then-current Registration Statement on Form N-1A.
     In particular, the Subadvisor shall, without limiting the foregoing: (i) continuously review, supervise and implement the investment program for the Assets; (ii) monitor regularly the relevant securities for the Assets to determine if adjustments are warranted and, if so, to make such adjustments; (iii) determine, in the Subadvisor’s discretion, the securities to be purchased or sold or exchanged in order to keep the Assets in balance with the designated investment strategy; (iv) determine, in the Subadvisor’s discretion, whether to exercise warrants or other rights with respect to the Assets; (v) determine, in the Subadvisor’s discretion, whether the merit of an investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from the Assets; (vi) as promptly as practicable after the end of each calendar month, furnish a report showing: (a) all transactions during such month, (b) all Assets on the last day of such month, rates of return, and (c) such other information relating to the Assets as Diversified may reasonably request; (vii) meet at least four times per year with Diversified and with such other persons as may be designated on reasonable notice and at reasonable locations, at the request of Diversified, to discuss general economic conditions, performance, investment strategy, and other matters relating to the Assets; (viii) provide the Portfolio, as reasonably requested by Diversified, with records concerning the Subadvisor’s activities which the Portfolio is required by law to maintain with respect to the Assets; and (ix) render regular reports to the Portfolio’s officers and Trustees concerning the Subadvisor’s discharge of the foregoing responsibilities.
     Upon request, the Subadvisor shall also make recommendations to Diversified as to the manner in which voting rights, rights to consent to corporate actions and any other rights pertaining to the securities comprising the Assets shall be exercised. Diversified, however, will assume the responsibility for the actual voting of any voting rights.
     Upon request, the Subadvisor shall provide assistance regarding the fair value of securities held by the Portfolio for which market quotations are not readily available, which assistance may include participation of appropriate representatives at pricing committee meetings.
     Should the Board of Trustees at any time establish an investment policy with respect to the Assets and notify the Subadvisor thereof in writing, the Subadvisor shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such policy has been revoked.

     The Subadvisor shall take, on behalf of the Assets, all actions which it deems necessary to implement the investment policies determined as provided above with respect to the Assets, and in particular to place all orders for the purchase or sale of securities for the Portfolio’s account with brokers or dealers selected by it, and to that end the Subadvisor is authorized as an agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. Subject to the primary objective of obtaining the best available prices and execution, the Subadvisor may place orders for the purchase and sale of portfolio securities with such broker/dealers who provide research and brokerage services to the Portfolio within the meaning of Section 28(e) of the Securities Exchange Act of 1934, to the Subadvisor, or to any other fund or account for which the Subadvisor provides investment advisory services and may place such orders with broker/dealers who sell shares of the Portfolio or who sell shares of any other fund for which the Subadvisor provides investment advisory services. Broker/dealers who sell shares of the funds of which the Subadvisor is investment advisor shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission (the “SEC”) and the NASD.
     On occasions when Subadvisor deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of Subadvisor, Subadvisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadvisor in the manner Subadvisor considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.
     Notwithstanding the provisions of the previous paragraph and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Portfolio, the Subadvisor may pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Subadvisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Subadvisor’s overall responsibilities with respect to the Portfolio and to other funds and clients for which the Subadvisor exercises investment discretion.
     2. Allocation of Charges and Expenses. The Subadvisor shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Portfolio will pay all of its own expenses and liabilities including, without limitation, compensation and out-of-pocket expenses of Trustees not affiliated with the Subadvisor or Diversified; governmental fees; interest charges; taxes; membership dues; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agents, registrar or dividend disbursing agent of the Portfolio; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Portfolio; expenses connected with the execution, recording and settlement of Portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Portfolio; expenses of shareholder meetings; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Portfolio.
     3. Compensation of the Subadvisor. For the services to be rendered, Diversified shall pay to the Subadvisor an investment advisory fee computed in accordance with the terms of Schedule B herewith attached. If the Subadvisor serves for less than the whole of any period specified, its compensation shall be prorated.
     4. Covenants and Representations of the Subadvisor.
     (a) The Subadvisor agrees that it will not deal with itself, or with the Trustees of the Portfolio or with Diversified, or the Portfolio’s principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act.
     (b) The Subadvisor will comply with all other provisions of the Declaration of Trust and any current Registration Statement on Form N-1A of the Portfolio relative to the Subadvisor and its directors and officers.
     (c) The Subadvisor represents and warrants that, it has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadvisor in respect to the Portfolio could affect the Portfolio, by the Portfolio, of “federal securities laws” (as defined in Rule 38a-1 under the 1940 Act), and that the Subadvisor has provided the Portfolio with true and complete copies of its policies and procedures and related information requested by the Portfolio.
     (d) The Subadvisor acknowledges and agrees that it shall be responsible for including Section 13(f) securities, as defined in Rule 13f-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), held within the Assets in the

Form 13F it is required to file with the Securities and Exchange Commission pursuant to the Exchange Act. Such Form 13F shall indicate that the Subadvisor has sole investment discretion over such Section13(f) securities held within the Assets.
     5. Representations of Diversified. Diversified hereby acknowledges receipt of the Subadvisor’s Form ADV, Part II (which also includes its privacy policy) at least 48 hours prior to the effective date of this Agreement pursuant to Rule 204-3 under the Advisers Act. The Subadvisor annually shall deliver, or offer in writing to deliver, upon written request of Diversified and without charge, Form ADV, Part II.
Diversified has delivered, or will deliver to Subadvisor, current copies and supplements thereto of each of the Declaration of Trust, Prospectus and Statement of Additional Information pertaining to the Portfolio, and will deliver to it all future amendments and supplements, if any.
     6. Limits on Duties. The Subadvisor shall be responsible only for managing the Assets in good faith and in accordance with the investment objectives, fundamental policies and restrictions, and shall have no responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, fundamental policies and restrictions, (ii) advice on, or management of, any other assets for Diversified or the Portfolio, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Portfolio with any government or agency, (v) administration of the plans and trusts investing through the Portfolio, or (vi) overall Portfolio compliance with requirements of the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, relating to percentage limitations applicable to the Portfolio’s assets that would require knowledge of the Portfolio’s holdings other than the Assets subject to this Agreement. (vii) The Subadvisor shall not be responsible for any loss incurred by reason of any act or omission of any custodian, including but not limited to any loss arising from, on account of or in connection with any custodian failing to timely notify the Subadvisor of any corporate action or similar transaction. (viii) The Subadvisor shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer; provided, however, that the Subadvisor will make reasonable efforts to require that brokers and dealers selected by the Subadvisor perform their obligations with respect to Diversified. Subadvisor shall be indemnified and held harmless by Diversified for any loss in carrying out the terms and provisions of this Agreement, including reasonable attorney’s fees, indemnification to the Portfolio, or any shareholder thereof and, brokers and commission merchants, fines, taxes, penalties and interest. Subadvisor, however, shall be liable for any liability, damages, or expenses of Diversified arising out of the willful malfeasance, bad faith, gross negligence, or violation of applicable law or reckless disregard of the duties owed pursuant to this Agreement by any of its employees in providing management under this Agreement; and, in such cases, the indemnification by Diversified, referred to above, shall be inapplicable.

     The Subadvisor may apply to Diversified at any time for instructions and may consult counsel for Diversified or its own counsel with respect to any matter arising in connection with the duties of the Subadvisor. Also, the Subadvisor shall be protected in acting upon advice of Diversified and/or Diversified’s counsel and upon any document which Subadvisor reasonably believes to be genuine and to have been signed by the proper person or persons.
     7. Disclosure. Subadvisor agrees that, during the term of this Agreement, Subadvisor shall disclose to Diversified the identity of any other commingled investment fund product managed by the Subadvisor in a substantially similar manner to the strategy employed under this Agreement if, to the best knowledge of the Subadvisor, such commingled investment fund is sold in retirement plan marketplaces in competition with the Portfolio.
     8. Compliance Obligations. The Subadvisor shall promptly provide to the Portfolio’s compliance personnel the following documents:
     (a) summary of all final SEC examination correspondence, including correspondence regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any material concerns, issues or matters (such correspondence is commonly referred to as a “deficiency letter”) relating to any personnel, technology and processes of the Subadvisor, that could impact the services provided by the Subadvisor under this Agreement and the Subadvisor’s responses thereto;
     (b) a report of any material violations of the Subadvisor’s compliance program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Subadvisor’s compliance program;
     (c) a report of any material changes to the policies and procedures that compose the Subadvisor’s compliance program; and
     (d) a copy of the Subadvisor’s chief compliance officer’s report regarding the annual review of the Subadvisor’s compliance program as required by Rule 206(4)-7 under the Advisers Act.
     The Subadvisor agrees to cooperate with periodic reviews by the Portfolio’s compliance personnel of the Subadvisor’s compliance program and the operation and implementation of the compliance program. The Subadvisor agrees to provide reasonable access, during normal business hours, to the Subadvisor’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Subadviser. The Subadvisor agrees to provide the Portfolio’s compliance personnel such additional information and certifications in respect of the Subadvisor’s compliance policies and procedures and related matters as the Portfolio’s compliance personnel may reasonably request.
     9. Confidentiality. Each party agrees that it will treat confidentially all information provided by the other party (the “Providing Party”) regarding such other party’s business and operations. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party except (i) with the prior consent of the Providing Party, (ii) as necessary to perform services under this Agreement, (iii) during a regular audit of the party, or (iv) during a regular examination of the party upon notice to the Providing Party whose information is proposed to be disclosed. The foregoing shall not apply to any information that is public when provided or thereafter becomes public without fault of any party or which is required or requested to be disclosed by any regulatory authority with jurisdiction, by judicial or administrative process or otherwise by applicable law or regulation.
     10. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, unless terminated earlier as provided below, shall remain in force for two years, on which date it will terminate unless its continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Portfolio who are not “interested persons” with respect to this Agreement or of the Subadvisor or Diversified at an in person meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio.
     This Agreement may be terminated at any time without the payment of any penalty by the Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, or by Diversified. The Subadvisor may terminate the Agreement only upon giving 90 days’ advance written notice to Diversified. This Agreement shall automatically terminate in the event of its assignment.
     This Agreement may be amended only if such amendment is approved by the vote of a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval and, if required under applicable law, the vote of a majority of the outstanding voting securities of the Portfolio.
     The terms “specifically approved at least annually”, “vote of a majority of the outstanding voting securities”, “assignment”, “affiliated person”, and “interested persons”, when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under said Act.
     11. Certain Records. Any records to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor with respect to the Assets will be made available promptly to the Portfolio on request.
     12. Survival of Compensation Rates and Confidentiality Provision. All rights to compensation under this Agreement shall survive the termination of this Agreement. Section 9 (Confidentiality) of this Agreement shall survive the termination of this Agreement.
     13. Entire Agreement. This Agreement states the entire agreement of the parties with respect to investment advisory services to be provided to the Portfolio by the Subadvisor and may not be amended except in a writing signed by the parties hereto and approved in accordance with Section 10 hereof.
     Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
     14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
     15. Provision of Certain Information by Subadvisor and Advisor. Each party shall disclose to the other party promptly after it has knowledge of any significant change or variation in its management structure or personnel or any significant change or variation in its management style or investment philosophy that is material to this Agreement. In addition, each party shall similarly disclose to the other party, promptly after it has knowledge, the existence of any pending legal action being brought against it whether in the form of a lawsuit or a non-routine investigation by any federal or state governmental agency that is material to this Agreement. The Subadvisor shall provide all information reasonably requested of it by the Board of Trustees of the Portfolio in accordance with Section 15(c) of the 1940 Act.
     Each party represents to the other party that any information received by such party pursuant to this section will be kept confidential in accordance with the provisions of Section 9.

     16. Use of Name. Subadvisor hereby agrees that Diversified may use the Subadvisor’s name in its marketing or advertising materials. Diversified agrees, upon request, to allow the Subadvisor to examine and approve any such materials prior to use. Diversified agrees that Subadvisor may disclose (i) Diversified’s name to prospective clients of the Subadvisor as part of a representative client list and to consultants in connection with the completion of questionnaires and information surveys, and (ii) average annual return and similar return data of the Portfolio in connection with providing composite investment results and related information of the Subadvisor.
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     IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

Diversified Investment Advisors, Inc.
By:
Elizabeth L. Belanger
Vice President & Senior Counsel

OFI INSTITUTIONAL ASSET MANAGEMENT, INC.
By:

OFIIISA

SCHEDULE B
The Subadvisor shall be compensated for its services under this Agreement on the basis of the below-described annual fee schedule.
Fee Schedule
0.50% of the first $50 million of net assets
0.45% of net assets in excess of $50 million
Net assets are equal to the market value of the portion of the Portfolio allocated to the Subadvisor. Fees will be calculated by multiplying the arithmetic average of the beginning and ending monthly net assets for each calendar month by the fee schedule and dividing by twelve. The fee for each calendar quarter will be paid quarterly in arrears.
OFIIISA